AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2005

REGISTRATION STATEMENT NO. 333-126685

SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

DELAWARE	94-3267443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

(919) 862-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

InKine Pharmaceutical Company, Inc. 1993 Stock Option Plan

InKine Pharmaceutical Company, Inc. 1997 Consultant Stock Option Plan

InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan

InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan

Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc.

Issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-1)

Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc.

Issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-2)

(Full title of the plans)

Carolyn J. Logan

President

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

(919) 862-1000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

COPIES TO:

Donald R. Reynolds, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

FAX (919) 781-4865

EXPLANATORY NOTES

This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement amends the Registration Statement on Form S-4 (No. 333-126685) of Salix Pharmaceuticals, Ltd. (“Salix”) declared effective on August 23, 2005 and relates to 977,976 shares of Salix’s common stock (the “Option Shares”) that Salix may issue (i) pursuant to options outstanding under InKine Pharmaceutical Company, Inc.’s (“InKine”) 1993 Stock Option Plan, 1997 Consultant Stock Option Plan, 1999 Equity Compensation Plan and 2004 Equity Compensation Plan (collectively, the “Plans”), and (ii) pursuant to the Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-1) (this option remains exercisable for an aggregate of 52,110 shares of Salix common stock, and Dr. Leonard has assigned the right to purchase all 52,110 of such shares to Terry Jacob), and the Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-2) (this option remains exercisable for an aggregate of 147,278 shares of Salix common stock, and Dr. Leonard has assigned the right to purchase 17,370 of such shares to Terry Jacob) (collectively, the “Non-Plan Options”). The registration fees in respect of the Option Shares were paid at the time of the original filing of the Registration Statement on Form S-4, which registered 12,907,145 shares of Salix common stock, including the Option Shares. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement relates to an indeterminate number of shares of Salix common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the Plans, the outstanding options granted under the Plans and the Non-Plan Options.

On September 30, 2005, pursuant to an Agreement and Plan of Merger, dated as of June 23, 2005 (the “Merger Agreement”), among Salix, InKine and Metal Acquisition Corp. (“Acquisition Corp.”), InKine and Acquisition Corp. merged. As a result of the merger, InKine became a wholly-owned subsidiary of Salix and each share of InKine common stock issued and outstanding immediately prior to the merger was converted into the right to receive .1737 shares of Salix common stock, together with a cash payment for any resulting fractional share. At the effective time of the merger on September 30, 2005, Salix assumed the Plans and the Non-Plan Options, and each option granted pursuant to the Plan and each Non-Plan Option became an option to purchase Salix common stock.

This Post-Effective Amendment relates to the shares of Salix common stock issuable on the exercise of stock options under the Plans and the Non-Plan Options and is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents heretofore filed by Salix Pharmaceuticals, Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Commission pursuant to Section 13 of the Exchange Act on May 10, 2005 and amended on August 22, 2005;

(c) The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission pursuant to Section 13 of the Exchange Act;

(d) The Company’s Current Reports on Form 8-K, filed with the Commission pursuant to Section 13 of the Exchange Act on January 10, January 18, January 27, February 1, February 9, February 15, February 22, February 23, March 8, March 29, April 26, April 27, May 12, May 16, May 17, May 18, May 25, May 31, June 7, June 15, June 24, July 6, July 19, July 21, July 26, August 11, August 22, August 25, August 31, September 1, and September 21, 2005;

(e) The Company’s definitive proxy statement on Schedule 14A, filed pursuant to Section 14 of the Exchange Act, for the Company’s 2005 annual meeting of stockholders, as filed with the Commission on April 29, 2005; and

(f) The description of the Company’s common stock contained in Items 1 and 2 of the Company’s Registration Statement on Form 8-A filed with the Commission on January 10, 2003 pursuant to Section 12(g) of the Exchange Act, as amended from time to time.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

EXPERTS

The consolidated financial statements of Salix Pharmaceuticals, Ltd. appearing in its Annual Report on Form 10-K for the year ended December 31, 2004 and Salix Pharmaceuticals, Ltd.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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ITEM 4. DESCRIPTION OF SECURITIES

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of common stock to be issued in this offering will be passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina. Donald R. Reynolds, a partner at Wyrick Robbins, is married to an employee of the Company who holds 6,850 shares of the Company’s common stock and options to purchase 157,900 shares of the Company’s common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

The Company’s certificate of incorporation, as amended, provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Company’s certificate of incorporation, as amended, also provides that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Certificate of Incorporation, as amended.*

4.2	Amended and Restated Bylaws.**

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.***

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1).

99.1	InKine Pharmaceutical Company, Inc. 1993 Stock Option Plan.

99.2	InKine Pharmaceutical Company, Inc. 1997 Consultant Stock Option Plan.

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99.3	InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan.

99.4	InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan.

99.5	Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. Issued to Leonard S. Jacob on November 6, 1997 (No. LJ-1).

99.6	Option to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. Issued to Leonard S. Jacob on November 6, 1997 (No. LJ-2).

*	Incorporated herein by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-3 filed by the Company on February 12, 2002.
**	Incorporated herein by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed by the Company on September 2, 2003.
***	Incorporated herein by reference from Exhibit 5.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-4 (No. 333-126685) filed by the Company on August 23, 2005.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Morrisville, State of North Carolina, on the 30th day of September 2005.

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Carolyn J. Logan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 30, 2005.

Signature	Capacity
/s/ Carolyn J. Logan Carolyn J. Logan	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Adam C. Derbyshire* Adam C. Derbyshire	Senior Vice President, Finance & Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ John F. Chappell* John F. Chappell	Director

/s/ Thomas W. D’Alonzo* Thomas W. D’Alonzo	Director

/s/ Richard A. Franco* Richard A. Franco	Director

/s/ William P. Keane* William P. Keane	Director

*/s/ Carolyn J. Logan Carolyn J. Logan	Attorney-in-Fact

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